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Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 33-97586, 33-97588 and 333-71453) of our report dated February 08, 2002, relating to the consolidated balance sheets of Western Ohio Financial Corporation as of December 31, 2001 and 2000 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which report is incorporated by reference in the Company's annual report on form 10-K for the year ended December 31, 2002.



/s/ Crowe, Chizek and Company LLP


Columbus, Ohio
March 25, 2001